UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 15, 2006

UNIVERSAL CAPITAL MANAGEMENT, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-51132	20-1568059
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2601 Annand Drive, Suite 16, Wilmington, DE	19808
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(302) 998-8824

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
◘ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
◘ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
◘ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
◘ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On June 15, 2006, David M. Bovi exercised previously granted options to purchase 400,000 shares of the Registrant’s common stock at an exercise price of $2.00 per share. The exercise price was paid by delivery of a promissory note made by Mr. Bovi as permitted in the Company’s 2006 Equity Incentive Plan (the “Plan”). The shares were issued on June 30, 2006.

As provided in the Plan, the promissory note is recourse to Mr. Bovi and (i) has a term of one year; (ii) bears interest at 4.8% per year, which is no less than the prevailing rate applicable to 90-day United States Treasury bills at the time the loan was made; and (iii) is collateralized by the 400,000 shares purchased by Mr. Bovi. The acceptance of the promissory note as payment for the shares and the forms of promissory note and security agreement were unanimously approved by the directors of the Registrant (and therefore, by a majority of such directors who have no financial interest in such transaction and a majority of such directors who are not interested persons of the Registrant as defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended), on the basis that the loan is in the best interests of the Registrant and its stockholders.

Item 3.02 Unregistered Sales of Equity Securities

See Item 1.01 “Entry into a Material Definitive Agreement,” which is incorporated herein by reference. Section 4(2) of the Securities Act of 1933 was relied upon in providing an exemption from registration for this transaction, because the shares are being issued to a limited number of persons and will not involve a public offering.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Number	Description of Document

10.1	Promissory Note dated June 15, 2006 made by David M. Bovi.

10.2	Security Agreement dated June 15, 2006 by and between David M. Bovi and the Registrant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Universal Capital Management, Inc. (Registrant)

June 30, 2006	By:	/s/ Joseph Drennan
	Name:	Joseph Drennan
	Title:	Chief Financial Officer